UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2016

Wingstop Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, 5th Floor, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 686-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2016, the Company entered into a new employment agreement with our Chief Executive Officer, Charles R. Morrison (the “Agreement”) to be effective January 1, 2017. The Agreement provides for a term through January 1, 2020.

The annual base salary set forth in the agreement will initially be $628,500. Mr. Morrison is eligible for an annual bonus with a target of 100% of his base salary based upon the achievement of performance targets established by the Company’s Board of Directors from time to time. Mr. Morrison is also eligible for an annual outperform bonus based upon the achievement of performance targets established by the Company’s Board of Directors from time to time that, if achieved, would result in aggregate annual bonuses of 125% or 150% of his base salary.

The Agreement entitles him to a grant under our 2015 Omnibus Equity Incentive Plan of an annual equity compensation award with a fair value equal to or greater than $1.5 million during 2017. If a change of control of the company occurs and Mr. Morrison’s employment is terminated without cause or he resigns for good reason within six months prior to or two years following such change of control, the Mr. Morrison’s equity awards will be accelerated.

The Agreement provides for severance benefits if Mr. Morrison’s employment is terminated without cause or if he resigns for good reason. In such instance, Mr. Morrison is entitled to (1) any earned but unpaid cash bonus, (2) the continuation of base salary for 24 months following the termination of his employment and (3) continued participation for up to 24 months in employee welfare benefit plans which, by their terms, permit a former employee to participate, subject to his compliance with the non-disclosure of trade secrets, a confidentiality obligation, a 24 month non-compete obligation, a 24 month non-solicitation obligation, a non-disparagement obligation and the execution of a general release of claims. If a change of control of the company occurs, there is no obligation to make severance payments in connection with such change of control unless Mr. Morrison’s employment is terminated without cause or he resigns for good reason within six months prior to or two years following such change of control.

If Mr. Morrison is terminated as a result of a permanent disability, he is entitled to (1) a prorated portion of the annual cash bonus earned for the year of termination (if any) calculated at the end of such year and paid on the same date on which bonuses are paid to other executives of the company, (2) any other amounts earned, accrued or owing but not yet paid, and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of his death, his estate is entitled to (1) and (2) above as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If we terminate Mr. Morrison’s employment for cause or he resigns other than for good reason, we will pay (1) his base salary actually earned up to the date of termination and (2) any earned cash bonus from the previous year not yet paid.

The foregoing description of the Agreement is a general description and is qualified in its entirety by reference to the Agreement, which is filed with this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated December 22, 2016, between the Company and Charles R. Morrison.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 23, 2016

WINGSTOP INC.

By:	/s/ Darryl Marsch
Darryl Marsch
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated December 22, 2016, between the Company and Charles R. Morrison